Exhibit 99.1

News Release

CONTACT:	Bradley S. Adams	FOR IMMEDIATE RELEASE
	513/534-0983 (Analysts)	June 20, 2006
Debra DeCourcy, APR
513/534-4153 (Media)

Fifth Third Bancorp Announces Management Appointments;

Second Quarter Dividend Increase

Cincinnati – Fifth Third Bancorp’s (Nasdaq: FITB) Board of Directors announced today that George A. Schaefer, Jr. has been named Chairman of the Board of Directors in addition to his current position of Chief Executive Officer. The position of Chairman had been vacant at Fifth Third since the retirement of Clement L. Buenger in 1993. Also at the meeting, Kevin T. Kabat, 49, was appointed President of Fifth Third Bancorp. Mr. Kabat will continue to oversee Fifth Third’s 19 affiliates, Corporate Marketing, and the Consumer Bank which includes the retail, small business, mortgage and consumer lending divisions. Kabat will continue to report to Schaefer.

“Today’s announcement recognizes the contributions of Kevin in the past and future success of Fifth Third,” said George A. Schaefer, Jr., Chairman and CEO. “It also represents a step in the ongoing evolution of Fifth Third Bancorp as we continue to strive to become the leading financial services provider in our footprint. I congratulate Kevin on his accomplishments and look forward to his continuing contributions.”

Mr. Kabat has served as Executive Vice President of Fifth Third Since December 2003 and has led both retail and affiliate banking since August 2004. Prior to this role, Mr. Kabat served as President & CEO of Fifth Third Bank (Western Michigan), among the largest affiliates at Fifth Third. Prior to joining Fifth Third, Mr. Kabat served as Vice Chairman of Old Kent Financial Corporation and President and CEO of Old Kent Bank prior to its acquisition by Fifth Third in 2001.

Also at the meeting, Fifth Third Bancorp declared its second quarter 2006 cash dividend on its common shares of $.40, an increase of 14 percent over the $.35 per share declared in June 2005. The cash dividend is payable on July 20, 2006 to shareholders of record as of June 30, 2006. The Bancorp will report second quarter financial results on July 20, 2006.

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Fifth Third Bancorp Announces Management Appointments

Fifth Third Bancorp Chairman & CEO George A. Schaefer, Jr. reports, “We are pleased to again deliver a quarterly cash dividend increase to shareholders. While we believe earnings remain below our potential, this quarter’s dividend increase reflects our confidence in an improving outlook. On behalf of the Board, our management team and 22,000 employees, we thank our shareholders for their continued confidence and support.”

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $105.0 billion in assets, operates 19 affiliates with 1,135 full-service Banking Centers, including 116 Bank Mart® locations open seven days a week inside select grocery stores and 2,032 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania and Missouri. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2006, has $203 billion in assets under care, of which it manages $33 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Market System under the symbol “FITB.”

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